EXHIBIT 99.1

Sharps Compliance Fiscal 2015 Third Quarter Revenue Increases 11% to $6.2 Million

  Professional market billings increase 42%
  Pharmaceutical Manufacturer market billings grow 43%
  $700,000 in third quarter Government market billings related to the purchase of the new TakeAway Medication Recovery System™ Envelopes and new MedSafe® solutions
  Approval of the new TakeAway Medication Recovery System Envelopes on government Federal Supply Schedule and DAPA

HOUSTON, April 29, 2015 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter of fiscal year 2015, ended March 31, 2015.

Revenue in the third quarter of fiscal 2015 was $6.2 million, an 11% increase as compared to revenue of $5.6 million in the same prior year quarter. The Company reported an operating loss of $808,000 in the third quarter of 2015 as compared to an operating loss of $935,000 in the third quarter of fiscal 2014. Sharps recorded a net loss of $812,000, or a loss of $0.05 per basic and diluted share in the third quarter of fiscal 2015, compared with a net loss of $935,000, or a loss of $0.06 per basic and diluted share, in the third quarter of fiscal 2014.

Customer billings grew 11% to $5.9 million compared to the prior year period. The Company reported strong growth in the Government market and solid increases in the Professional, Pharmaceutical Manufacturer and Assisted Living markets. Retail billings decreased 17% and Home Health Care billings decreased 11% as compared to the third quarter of fiscal 2014. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

New Unused Medication Management Solutions Approved and Added to Federal Supply Schedule and DAPA

During the first quarter, the Company received government approval of its new TakeAway Medication Recovery solutions, which meet all of the requirements of the DEA's October 2014 Secure and Responsible Drug Disposal Act (the "Act"). As such, the new solutions have been added to the Company's Federal / GSA Supply Schedules. Additionally, the new TakeAway envelope and MedSafe solutions have been approved and added to the Company's Distribution and Pricing Agreement (DAPA) for purchase by Department of Defense agencies. The approvals facilitate efficient purchase of the Company's new unused medication management solutions by government agencies. The new offerings were launched in response to the October 2014 Act, which allows for the proper and cost effective collection, transportation and treatment of consumer dispensed unused medication including controlled substances.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "Our fiscal year third quarter is traditionally the slowest of the year, which was the case this year. We did, though, make significant progress with growth in the Government, Professional and Pharmaceutical Manufacturer markets. Regarding Government, the quarter included about $700,000 in billings from two major government agencies for the TakeAway Medication Recovery systems as well as our new MedSafe solution. In addition to orders, the availability and approval of our new unused medication management solutions have driven increased visibility with many major government agencies which are now using both the TakeAway Medication Recovery systems as well as the new MedSafe solution. In addition to Government, we are marketing the new unused medication management solutions to the Retail, Assisted Living and other healthcare-related markets."

Focused sales and marketing initiatives continue to drive revenue

Government billings grew by 469% to $677,000 compared to $119,000 in the third quarter of 2014, primarily related to sales of the Company's TakeAway Medication Recovery System envelopes and MedSafe solutions.

Professional market billings grew 42% to $1.6 million in the third quarter of fiscal 2015 as the Company continued its focus on inside sales initiatives and promotional activities around educating doctors, dentists, veterinarians and other healthcare professionals on the favorable economics and convenience of the Sharps Recovery System™ as compared to the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which focuses primarily on the Professional market, realized a 37% increase in billings to $1.2 million in the fiscal 2015 third quarter from $0.9 million in the same prior year period.

Pharmaceutical Manufacturer billings increased 43% to $754,000 in the third quarter of fiscal 2015 compared to the third quarter last year. During the third quarter, the Company filled an order for new inventory builds for an existing customer. Moving forward, during calendar year 2015 and through the first quarter of calendar 2017, Sharps expects to launch three additional patient support programs for new drug therapies.

Retail market billings decreased 17% to $610,000 compared with $737,000 in the prior year period, primarily due to the timing of orders. Sharps anticipates that this market will continue to drive long-term growth for the Company as consumers look to alternative venues to obtain flu and other immunizations and as retail pharmacies increase the variety and volume of healthcare services they provide.

Home Health Care market billings decreased 11% to $1.6 million for the fiscal third quarter of 2015 compared to $1.8 million in the third quarter of fiscal 2014 as a result of the timing of orders from distributors. Third quarter Assisted Living billings grew 9% to $0.5 million, as compared to $0.4 million in the prior-year period. Environmental market billings were $18,000 compared to $280,000 in the prior year period due to the timing of projects.

Operating performance

Gross margin was 26.9% in the third quarter of fiscal 2015 compared to gross margin of 25.4% in the third quarter of fiscal 2014. Gross margin improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense increased to $2.4 million as compared to $2.2 million in the third quarter of fiscal 2014. SG&A for the third quarter of fiscal 2015 includes increased sales and marketing related spending compared to the prior year period. SG&A as a percentage of sales decreased slightly to 39% as compared to 40% in the third quarter of fiscal 2014.

The Company reported an operating loss of $0.8 million in the third quarter of fiscal 2015 as compared to an operating loss of $0.9 million in the third quarter of fiscal 2014.

First Nine Months Fiscal 2015 Review

Sharps recorded revenue of $21.9 million in the first nine months of fiscal 2015, an increase of 13% compared to revenue of $19.5 million in the first nine months of fiscal 2014. Customer billings increased 15% to $22.1 million in the first nine months of fiscal 2015. Retail billings grew 28% to $5.7 million as compared to $4.4 million in the first nine months of fiscal 2014, primarily due to increases in flu shot related business. Sales to this market are trending upward as demonstrated by a 50% increase in trailing twelve months sales when compared with the prior year's trailing twelve month period. While this market traditionally experiences volatility on a quarter-by-quarter basis, due to variability in demand for flu shot solutions, the growing trend of retail pharmacies expanding the healthcare services they provide helps drive growth for the Company. Pharmaceutical Manufacturer billings increased 33% to $3.4 million in the first nine months of fiscal 2015 as compared to $2.6 million in the first nine months of 2014. Professional billings increased 22% to $4.7 million in the first nine months of fiscal 2015 as compared to $3.9 million in the same prior year period. Government billings increased 160% to $1.0 million in the first nine months of fiscal 2015 as compared to $0.4 million in the first nine months of 2014 due to increased orders for the Company's new unused medication disposal solutions including the TakeAway Medication Recovery System and MedSafe solutions which have been approved for purchase and use by several government agencies.

Fiscal 2015 year-to-date gross margin was 33%, consistent with the first nine months of fiscal 2014. SG&A expense increased to $7.1 million, a 6% increase over the prior year, in the first nine months of fiscal 2015 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded an operating loss of $0.1 million in the first nine months of fiscal 2015 as compared to an operating loss of $0.7 million in the first nine months of fiscal 2014.

Sharps achieved EBITDA of $0.5 million in the first nine months of fiscal 2015 as compared to EBITDA of $0.2 million in the first nine months of fiscal 2014. Net loss in the first nine months of fiscal 2015 was $0.1 million or a loss of $0.01 per basic and diluted share, compared to a net loss of $0.7 million or a loss of $0.05 per basic and diluted share in the first nine months of fiscal 2014.

Financial flexibility and a strong balance sheet

Cash and cash equivalents increased to $16.2 million at March 31, 2015 compared to $13.7 million at June 30, 2014. The increased cash position is due to a $1.5 million settlement payment from the U.S. government collected in July 2014 plus cash generated from operations. At March 31, 2015, working capital, stockholders' equity and total assets were $18.2 million, $22.2 million and $26.9 million, respectively, compared with $17.9 million, $21.9 million and $26.5 million, respectively, at June 30, 2014.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period.  The program has been extended through January 2017. During the quarter ended March 31, 2015, the Company did not repurchase shares under the program. Since the inception of the program, the Company has repurchased 191,250 shares under the program at a cost of $0.8 million, leaving a remaining amount of $2.2 million for potential purchases under the program.

In April 2015, the Company announced its new $9 million credit facility with a commercial bank. Proceeds from the new facility may be utilized as follows: (i) $4.0 million for working capital and other general corporate purposes and (ii) $5.0 million for acquisitions.

Outlook

Mr. Tusa concluded, "Looking forward we expect a strong fourth quarter, ending June 30, 2015, led by expected growth in the Retail, Pharmaceutical, Professional and Government sectors. We are bullish about fiscal year 2016 as we expect it to be positively impacted by strong organic growth in existing markets, sales of our new unused medication management solutions and contributions from potential acquisitions. We continue to invest in sales and marketing as we believe this to be an integral component to the growth plan."

Third quarter fiscal year 2015 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through May 29, 2015. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13607757. A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance.  Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net loss per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	(Unaudited)			(Unaudited)
	2015	2014	% Change	2015	2014	% Change

Revenue	$ 6,171	$ 5,553	11.1%	$ 21,911	$ 19,474	12.5%

Cost of revenue	4,511	4,144	8.9%	14,689	13,052	12.5%
Gross profit	1,660	1,409	17.8%	7,222	6,422	12.5%
Gross margin	26.9%	25.4%		33.0%	33.0%
SG&A expense	2,411	2,225	8.4%	7,149	6,756	5.8%
Depreciation and amortization	57	119	(52.1%)	211	351	(39.9%)

Operating loss	(808)	(935)		(138)	(685)
Operating loss %	(13.1%)	(16.8%)		(0.6%)	(3.5%)
Other income	9	6		27	16

Loss before income taxes	(799)	(929)		(111)	(669)
Income tax expense	13	6		26	24
Net loss	$ (812)	$ (935)		$ (137)	$ (693)

Net loss per share
Basic	$ (0.05)	$ (0.06)		$ (0.01)	$ (0.05)
Diluted	$ (0.05)	$ (0.06)		$ (0.01)	$ (0.05)

Weighted Average Shares Outstanding
Basic	15,360	15,248		15,309	15,296
Diluted	15,360	15,248		15,309	15,296

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2015	June 30, 2014
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,152	$ 13,717
Restricted cash	--	111
Accounts receivable, net	3,146	4,728
Legal settlement receivable	--	1,538
Inventory	2,282	1,320
Prepaid and other current assets	821	474
Total current assets	22,401	21,888
Property, plant and equipment, net	3,795	3,858
Intangible assets, net	680	715
Total assets	$ 26,876	$ 26,461

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,046	$ 1,617
Accrued liabilities	1,758	1,046
Deferred revenue	1,393	1,337
Total current liabilities	4,197	4,000
Long-term deferred revenue	512	524
Other long-term liabilities	17	33
Total liabilities	4,726	4,557
Stockholders' equity:
Total stockholders' equity	22,150	21,904
Total liabilities and stockholders' equity	$ 26,876	$ 26,461

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended March 31,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$ 610	10.4%	$ 737	$ (127)	(17.2%)
Home Health Care	1,599	27.2%	1,793	(194)	(10.8%)
Professional	1,568	26.6%	1,101	467	42.4%
Pharmaceutical Manufacturer	754	12.8%	528	226	42.8%
Assisted Living	472	8.0%	434	38	8.8%
Government	677	11.5%	119	558	468.9%
Environmental	18	0.3%	280	(262)	(93.6%)
Other	187	3.2%	300	(113)	(37.7%)
Subtotal	$ 5,885	100.0%	$ 5,292	$ 593	11.2%
GAAP Adjustment *	286		261	25
Revenue Reported	$ 6,171		$ 5,553	$ 618	11.1%

	Nine-Months Ended March 31,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$ 5,670	25.7%	$ 4,421	$ 1,249	28.3%
Home Health Care	5,104	23.2%	5,534	(430)	(7.8%)
Professional	4,726	21.4%	3,880	846	21.8%
Pharmaceutical Manufacturer	3,442	15.6%	2,586	856	33.1%
Assisted Living	1,377	6.2%	1,280	97	7.6%
Government	961	4.4%	369	592	160.4%
Environmental	158	0.7%	432	(274)	(63.4%)
Other	615	2.8%	734	(119)	(16.2%)
Subtotal	$22,053	100.0%	$19,236	$ 2,817	14.6%
GAAP Adjustment *	(142)		238	(380)
Revenue Reported	$21,911		$19,474	$ 2,437	12.5%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended March 31,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,805	47.7%	$ 2,350	$ 455	19.4%
Distributors	1,855	31.5%	2,049	(194)	(9.5%)
Inside and Online Sales	1,225	20.8%	893	332	37.2%
Total Billings By Channel	$ 5,885	100.0%	$ 5,292	$ 593	11.2%

	Nine-Months Ended March 31,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 10,635	48.2%	$ 8,184	$ 2,451	29.9%
Distributors	7,690	34.9%	8,108	(418)	(5.2%)
Inside and Online Sales	3,728	16.9%	2,944	784	26.6%
Total Billings By Channel	$ 22,053	100.0%	$ 19,236	$ 2,817	14.6%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net Loss	$ (812)	$ (935)	$ (137)	$ (693)
Income tax expense	13	6	26	24
Interest income	(9)	(6)	(27)	(16)
Depreciation and amortization	193	281	653	835
EBITDA	$ (615)	$ (654)	$ 515	$ 150

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net loss, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial  results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Loss Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net loss	$ (812)	$ (935)	$ (137)	$ (693)

Diluted net loss per share	$ (0.05)	$ (0.06)	$ (0.01)	$ (0.05)

Adjustments:
Severance costs	--	--	--	102
Legal costs related to CDC claim	--	93	--	250
Adjustments	--	93	--	352
Adjusted Net Loss	$ (812)	$ (842)	$ (137)	$ (341)

Adjusted diluted net loss per share	$ (0.05)	$ (0.06)	$ (0.01)	$ (0.02)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

CONTACT: For more information contact:

         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com